Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OF THIS NOTE MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT RELATED THERETO OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL OR OTHER EVIDENCE IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

CONVERTIBLE NOTE

$	August 18, 2011 (the “Issue Date”) Pittsburgh, Pennsylvania

FOR VALUE RECEIVED, Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Payor”), promises to pay to the order of the holder identified on the signature page hereto under the caption “Holder” or such holder’s assigns (“Holder”), the aggregate principal amount of $                     (             Million Dollars), and interest on the outstanding principal amount at the rate of four percent (4%) per annum (computed on the basis of a 360-day year of twelve 30-day months), in the manner and at the times set forth in this Convertible Note (this “Note”). Interest shall accrue from and including the Issue Date and continue to accrue on the outstanding principal amount until paid in full or until this Note is converted in full in accordance with Section 2. Accrued interest shall be payable semi-annually in arrears on each June 18 and December 18 (or if any such day is not a business day (as defined in Section 15), on the next succeeding business day) beginning on December 18, 2011. Interest and principal shall be payable at such address or by wire transfer to such account as Holder shall specify by written notice or in the absence of such notice at the address set forth for Holder in the Note Register (as defined in Section 8(d)), which initially shall be the address of Holder set forth on the signature page hereto. Certain terms used herein have the respective meanings set forth in Section 15.

This Note has been executed and delivered pursuant to and in accordance with the terms of the Asset Purchase Agreement, dated as of June 10, 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Payor and Patriot Special Metals, Inc., an Ohio corporation, RSM Real Estate Holding, Inc., an Ohio corporation, John Dimitrieff, Gordon Dimitrieff and Robert Dimitrieff.

1. Payments.

(a) Form of Payment. All payments of interest and principal shall be in lawful money of the United States of America in immediately available funds. All payments shall be applied first to accrued interest, and thereafter to principal.

(b) Scheduled Payment. The unpaid principal amount and all accrued and unpaid interest shall be due and payable on August 17, 2017 (the “Maturity Date”) unless all of the principal amount of and accrued and unpaid interest on this Note has been fully prepaid earlier pursuant to Section 1(c) or fully converted earlier pursuant to Section 2.

(c) Prepayment. Principal of and accrued and unpaid interest on this Note may be prepaid, in whole or in part, on any date after August 17, 2014 during a fiscal quarter of Payor (and only during such fiscal quarter), if the Per Share Market Value was more than 140% of the Conversion Price for at least 20 of the Trading Days in the 30 consecutive Trading Day period ending on the last Trading Day of the immediately preceding fiscal quarter, but only to the extent this Note has not been converted pursuant to Section 2 prior to such prepayment. At least twenty (20) business days prior to any such prepayment, Payor shall deliver to Holder written notice thereof, specifying the amount of the principal of and accrued and unpaid interest on this Note to be prepaid and the date of such prepayment. For the avoidance of doubt, Holder shall have the right to convert all, or from time to time any portion, of the outstanding principal amount of and accrued and unpaid interest on this Note, including any principal and accrued interest to be so prepaid, pursuant to Section 2 prior to such prepayment, including after receiving notice of such prepayment. Payor shall maintain a record in the Note Register showing the principal amount of and accrued and unpaid interest on this Note prepaid and the date of each prepayment.

2. Conversion.

(a) Voluntary Conversion. Prior to and continuing to and including the Maturity Date, Holder may, in its sole discretion, elect to convert (a “Conversion”) all, or from time to time any portion which is an integral multiple of $100,000, of the outstanding principal amount of and accrued and unpaid interest on this Note (any such amount of principal and interest being converted, a “Conversion Amount”) into such number of shares of Payor’s common stock, par value $.001 per share (the “Common Stock”) (or cash, securities and/or other assets as provided in Section 3), as is obtained by multiplying (A) each $100,000 of the Conversion Amount by (B) the Conversion Rate then in effect (the “Conversion Shares”).

(b) Issuance of Conversion Shares Upon Voluntary Conversion. To convert all or any portion of the principal amount of and accrued and unpaid interest on this Note into shares of Common Stock pursuant to Section 2(a), Holder shall deliver to Payor (i) the original or facsimile of the form entitled “Voluntary Conversion Notice” attached as Exhibit A to this Note, duly completed and manually signed (the “Voluntary Conversion Notice”), specifying the Conversion Amount, (ii) if required by Section 2(c), this Note in its original form duly endorsed for cancellation (or an affidavit in a form reasonably satisfactory to Payor that the original copy of this Note has been lost or destroyed) and (iii) such other related documentation as is reasonably requested by Payor in connection with such Conversion. Payor shall, as soon as practicable after delivery of the items designated in the immediately preceding sentence (but in any event within five (5) business days), issue and deliver to Holder a certificate or certificates, registered in such name or names and denomination or denominations as Holder has specified, for the Conversion Shares or, if Payor’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program or any other program of DTC through which the Conversion Shares may be transferred, upon the request of Holder, credit the Conversion Shares to Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or other applicable system (in each case, bearing such legends as are required by the Securities Act). The conversion of the Conversion Amount pursuant to Section 2(a) shall be deemed to have been made on the date that Payor actually receives the Voluntary Conversion Notice (each such date, a “Conversion Date”), and Holder shall be treated for all purposes as the record holder of the Conversion Shares as of the Conversion Date; provided, however, that if Payor shall fail to issue and deliver to Holder the Conversion Shares or to credit the Conversion Shares to Holder’s or its designee’s balance account with DTC, as applicable, within ten (10) business days after receipt of the items designated in the first sentence of this paragraph, the principal amount of this Note that Holder specified to be converted shall continue to bear interest from and including the Conversion Date at a rate equal to the rate borne by this Note, the accrued and unpaid interest that Holder specified to be converted shall remain outstanding and the Conversion Amount shall remain convertible, in each case until the Conversion Shares are issued in respect of the Conversion Amount or Holder shall have been paid the Conversion Amount in full.

(c) Book Entry. Upon a Conversion of this Note, Holder shall not be required to physically surrender this Note to Payor unless (i) the entire principal amount of and all accrued and unpaid interest on this Note is being converted or (ii) less than the entire principal amount of and accrued and unpaid interest on this Note is being converted and Holder has provided Payor with prior written notice (which notice may be included in the Voluntary Conversion Notice) requesting reissuance of the unconverted portion of this Note upon physical surrender. Payor shall maintain a record in the Note Register showing the principal amount of and accrued and unpaid interest on this Note converted and the date of each conversion.

(d) Fractional Shares. Payor shall not issue fractional shares of Common Stock upon any Conversion but, instead, the number of shares of Common Stock to be issued upon each Conversion shall be rounded down to the nearest whole share.

(e) Effect of Conversion. Upon conversion of the entire principal amount of and all accrued and unpaid interest on this Note pursuant to the terms of this Section 2, Payor shall be forever released from all of its obligations and liabilities under this Note other than the obligation to issue the certificates representing the Conversion Shares or credit the Conversion Shares to Holder’s or its designee’s balance account with DTC, as applicable, pursuant to Section 2(b).

3. Adjustments to Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as set forth in this Section 3. Payor shall give Holder notice of any event described below which requires an adjustment pursuant to this Section 3 in accordance with the notice provisions set forth in Section 14.

(a) Certain Corporate Events. Upon the consummation of any merger, consolidation, business combination, tender or exchange offer, spin-off, sale of all or substantially all assets, reclassification, recapitalization or other transaction or event pursuant to or as a result of which holders of Common Stock are entitled to receive cash, securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), and as a condition to the consummation of each such Corporate Event, upon the basis and the terms and in the manner provided in this Note, this Note shall be, and the successor or purchasing person, as the case may be, if other than Payor, shall execute and deliver to Holder an agreement in form and substance reasonably satisfactory to Holder, providing that this Note shall be convertible into the number or amount of the cash, securities and/or other assets to which a holder of a number of shares of Common Stock issuable upon conversion of this Note in full immediately prior thereto (including the right of a stockholder to elect the type of consideration it shall receive upon a Corporate Event) would have been entitled upon the consummation of such Corporate Event. Such agreement also shall provide for adjustments (subsequent to such Corporate Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 3. In determining the kind and amount of cash, securities and/or other assets receivable upon conversion of this Note following the consummation of such Corporate Event, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Corporate Event, then Holder shall have the right to make a similar election upon conversion of this Note with respect to the kind and amount of cash, securities and/or other assets which Holder shall receive upon conversion of this Note. The provisions of this Section 3(a) shall apply similarly and equally to successive Corporate Events unless or until this Note is converted in full or repaid in full, as the case may be.

(b) Stock Dividends, Subdivisions and Combinations. If at any time Payor shall:

(i) make or issue, or set a record date for the holders of Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, shares of Common Stock;

(ii) subdivide or reclassify outstanding shares of Common Stock into a larger number of shares of Common Stock; or

(iii) combine or reclassify outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Conversion Rate shall be adjusted to equal the product of (A) the Conversion Rate as of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, as applicable, multiplied by (B) a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding, after giving effect to such dividend, distribution, subdivision, combination or reclassification, as applicable, and (2) the denominator of which shall be the number of shares of Common Stock outstanding as of such record date or date of such dividend or distribution, before giving effect to such dividend, distribution, subdivision, combination or reclassification, as applicable.

(c) Certain Other Distributions. If at any time Payor shall make or issue, or set a record date for the holders of the Common Stock for the purpose of entitling them to receive, any dividend or other distribution of:

(i) any evidences of indebtedness, any shares of capital stock or any other securities or property of any nature whatsoever of any person (other than cash or Common Stock under Section 3(b)); or

(ii) any warrants or other rights to subscribe for or purchase any evidences of indebtedness, any shares of capital stock or any other securities or property of any nature whatsoever of any person (other than cash or Common Stock under Section 3(b)), then the Conversion Rate shall be adjusted to equal the product of (A) the Conversion Rate as of such record date or date of such dividend or distribution multiplied by (B) a fraction (1) the numerator of which shall be the Per Share Market Value of Common Stock as of such record date or date of such dividend or distribution and (2) the denominator of which shall be such Per Share Market Value minus the amount allocable to one share of Common Stock of any such cash so distributable and of the Fair Market Value of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by Payor to the holders of the Common Stock of such shares of such other class of stock within the meaning of this Section 3(c) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision, combination or reclassification, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 3(b).

(d) Other Provisions applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the Conversion Rate then in effect provided for in this Section 3:

(i) Timing of Adjustments. The adjustments required by this Section 3 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment in the Conversion Rate may be postponed (except in the case of a subdivision, combination or reclassification of shares of the Common Stock, as provided for in Section 3(b)) up to but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than one-half percent (0.5%) of the Conversion Rate immediately prior to the making of such adjustment; provided, however, that Payor upon request of Holder shall deliver to Holder a due bill or other appropriate instrument evidencing Holder’s right to receive such additional shares, upon the occurrence of the event requiring such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made on the earlier of (A) as soon as such adjustment, together with other adjustments required by this Section 3 and not previously made, would result in a minimum adjustment and (B) on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(ii) Fractional Interests. In computing adjustments under this Section 3, fractional interests in Common Stock shall be taken into account to the nearest one one-hundredth (1/100th) of a share and calculations of dollar amounts shall be made to the nearest one-tenth (1/10th) of a cent.

(iii) When Adjustment Not Required. If Payor shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, prior to vesting any rights to any stockholders, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(iv) Adjustment for Unspecified Actions. If Payor takes any action affecting the Common Stock, other than actions described in this Section 3, which would materially and adversely affect the conversion rights of Holder, then the Conversion Rate shall be adjusted for Holder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Payor, after consultation with Holder, shall reasonably determine to be equitable under the circumstances.

(v) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 3, Payor shall take any action which is necessary, including obtaining regulatory, Securities and Exchange Commission (“SEC”), Nasdaq Global Select Market (or any other applicable securities exchange or market), Financial Industry Regulatory Authority or stockholder approvals or exemptions, in order that Payor may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, cash and other securities or assets, as applicable, that Holder is entitled to receive upon conversion of this Note pursuant to and after giving effect to the adjustments set forth in this Section 3.

(e) Form of Note after Adjustments. Except as provided in Section 3(a), the form of this Note need not be changed because of any adjustments in the Conversion Rate or the number and kind of securities purchasable upon the conversion of this Note.

4. Events of Default. Payor shall give Holder prompt written notice of any event that is or with notice or passage of time or both would be an Event of Default hereunder. The occurrence of any one or more of the following events (each an “Event of Default”) shall constitute a default hereunder:

(a) Payor defaults in the payment of any principal under this Note when due;

(b) Payor defaults in the payment of any interest or (other than as specified in Section 4(a) or 4(d)) any other obligation involving the payment of money under this Note and such default continues for more than thirty (30) business days after the due date thereof;

(c) Payor fails to convert this Note in accordance with Section 2(b);

(d) Payor fails to provide timely notice of any Designated Event in accordance with Section 7 or Payor fails to timely pay the Designated Event Purchase Price in accordance with Section 7;

(e) Payor fails to observe, comply with or perform any other covenant or agreement contained in this Note and such failure is not curable (it being understood that a failure to observe, comply with or perform Section 8(a) shall be deemed to be not curable) or, if curable, is not cured within thirty (30) days after such failure;

(f) Payor shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, sequestrator, liquidator or similar official of Payor or of all or substantially all of the properties of Payor; or Payor or its directors shall take any action initiating the dissolution or liquidation of Payor, or Payor or its directors shall take any action for the purpose of effecting any of the foregoing;

(g) sixty (60) days shall have elapsed after the commencement of an action by or against Payor seeking, or after the entry of an order or decree by a court of competent jurisdiction ordering or granting relief against Payor with respect to, the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or other statute, law or regulation or the appointment of any trustee, receiver, custodian, sequestrator, liquidator or similar official of Payor or of all or substantially all of the properties of Payor, without such action, order or decree, as applicable, being dismissed or all orders or proceedings thereunder affecting the operations or the business of Payor being stayed; or a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or Payor shall file any answer admitting or not contesting the material allegations of a petition filed against Payor in any such proceedings or fail to respond to such petition in a timely and appropriate manner; or the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or

(h) sixty (60) days shall have elapsed after the appointment, without the consent or acquiescence of Payor, of any trustee, receiver, custodian, sequestrator, liquidator or similar official of Payor or of all or substantially all of the properties of Payor without such appointment being vacated.

5. Remedies. Upon the occurrence of an Event of Default described in clause (a), (b), (c), (d) or (e) of Section 4 and during the continuance thereof, the Holder shall have the right by notice to Payor to accelerate the payment of the principal amount and accrued interest hereon by Payor and any other amounts owing hereunder so that all such amounts are immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Payor. Upon the occurrence of an Event of Default described in clause (f), (g) or (h) of Section 4, without any action on the part of Holder, the principal amount, accrued interest and any other amounts owing under this Note shall become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Payor. Upon an acceleration hereof, Holder may enforce this Note by exercise of the rights and remedies granted to it by applicable law (including, without limiting any other rights, the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Holder or its affiliates to or for the credit or the account of the Payor against any of and all the obligations of Payor now or hereafter existing under this Note, irrespective of whether or not Holder shall have made any demand under this Note and although such obligations may be unmatured). No course of dealing and no delay on the part of

Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies. The rights and remedies of Holder under this Note shall be cumulative and shall include the right to convert this Note regardless of an Event of Default by Payor. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Payor shall pay all fees (including attorneys’ fees), expenses and court costs incurred by Holder for any claim or controversy arising out of or relating to this Note, including (i) in investigating any event which could be an Event of Default and (ii) in connection with the protection or enforcement of any of Holder’s rights in connection with this Note or the collection of any amounts due under this Note.

6. Enforcement. Payor hereby waives demand, notice, presentment, protest and notice of dishonor. All payments by Payor under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

7. Repurchase of This Note Upon A Designated Event.

(a) In the event that a Designated Event shall occur, then Payor shall deliver to Holder written notice thereof at least twenty (20) business days prior to the repurchase of this Note in full at a purchase price equal to 100% of the aggregate principal amount of this Note then outstanding plus accrued and unpaid interest to, but excluding, the repurchase date (the “Designated Event Repurchase Price”). For the avoidance of doubt, Holder shall have the right to convert all, or any portion of the outstanding principal amount of and accrued and unpaid interest on this Note prior to the satisfaction of this Note upon a Designated Event. Upon consummation of a Designated Event and the expiration of the aforesaid twenty (20) business day period, the Payor shall repurchase such portion of the principal amount of this Note then outstanding plus accrued and unpaid interest, at the Designated Event Repurchase Price.

(b) Upon repurchase of this Note upon a Designated Event, Holder shall not be required to physically surrender this Note to Payor. Payor shall maintain a record in the Note Register showing the principal amount of and accrued and unpaid interest on this Note repurchased and the date of the repurchase.

8. Other Covenants and Agreements.

(a) Reservation of Conversion Shares. Payor shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (and any other securities which Holder shall be entitled to receive upon the conversion of this Note), solely for the purpose of issuance upon the conversion of this Note, such number and type of Conversion Shares issuable upon full conversion of this Note. All Conversion Shares shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. Payor shall not take any action which would cause the number of authorized but unissued shares of Common Stock (or any other securities which Holder shall be entitled to receive upon the conversion of this Note) to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of this Note.

Payor shall take all such actions as may be necessary to assure that all Conversion Shares may be so issued on each applicable Conversion Date without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by Payor upon each such issuance). If any Conversion Shares required to be reserved for issuance upon conversion of this Note or as otherwise provided hereunder require registration or qualification with any governmental authority under any federal or state law before such shares may be so issued, Payor shall cause such shares to be duly registered or qualified. So long as shares of Common Stock are listed on the Nasdaq Global Select Market or listed or quoted on any other securities exchange or market, Payor shall, at its expense, list or cause to have quoted thereon, maintain and increase when necessary such listing or quotation, of, all Conversion Shares from time to time issued upon conversion of this Note or as otherwise provided hereunder, and, to the extent permissible under the applicable securities exchange rules, all unissued Conversion Shares which are at any time issuable hereunder, so long as any shares of Common Stock shall be so listed or quoted. Payor shall also so list or cause to have quoted on each securities exchange or market, and shall maintain such listing or quotation of, any other securities which Holder shall be entitled to receive upon the conversion of this Note if at the time any securities of the same class shall be listed or quoted on such securities exchange or market by Payor.

(b) Certain Actions. Payor shall not by any action, including amending the certificate of incorporation or the bylaws of Payor, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against dilution (to the extent specifically provided herein) or impairment.

(c) Note Register. Payor shall cause to be kept at its principal executive office a register (the “Note Register”) in which Payor shall record the issuance of this Note, the conversion, repurchase and prepayment of all or any portion of this Note, the transfer of this Note or any interest in this Note and any adjustment to the Conversion Rate. The Note Register shall be in written form or in any form capable of being converted into written form within a reasonably prompt period of time. Payor is hereby appointed “Note Registrar” for the purpose of registering this Note and transfers of this Note in the Note Registrar as herein provided. Absent manifest error, the Note Registrar shall be conclusive evidence of any conversion, repurchase, repayment or transfer of all or any portion of this Note or any interest in this Note and any adjustment to the Conversion Rate.

Upon surrender of this Note for registration of a transfer thereof in the Note Registrar, Payor shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Note. This Note may be exchanged for one or more other Notes of any authorized denominations in integral multiples of $100,000 and a single Note in such smaller denomination as is necessary to reflect any remaining outstanding part of this Note in an amount less than $100,000, upon surrender of this Note at the principal executive office of Payor. Whenever this Note is so surrendered for exchange (including pursuant to Section 2(c)(ii) or Section 7(c)(ii)), Payor shall execute the Note or Notes which Holder is entitled to receive bearing registration numbers not contemporaneously outstanding. All Notes so issued upon any registration of transfer or exchange of this Note shall be the valid obligations of Payor, evidencing the same debt, and entitled to the same benefits, as the Note or Notes surrendered upon such registration of transfer or exchange. No service charge shall be made to Holder for any registration of, transfer or exchange, repurchase or conversion of this Note or any interest therein.

(d) Existence. Payor shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(d) Stay, Extension and Usury Laws. Payor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Payor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Payor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

(e) Mutilated, Destroyed, Lost or Stolen Notes. Upon receipt of an affidavit reasonably satisfactory to Payor of the ownership of and the loss, theft, destruction or mutilation of this Note and, in the case of any such mutilation, upon surrender and cancellation of this Note, Payor shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and convertible into the same number of shares of Common Stock.

(h) Payment of Taxes.

(i) Stamp Taxes. Payor shall pay or discharge, or cause to be paid or discharged, before the same may become delinquent, all stamp taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or therein in connection with the issuance, transfer or conversion of this Note. The issuance of Conversion Shares shall be made without charge to Holder for any issue or transfer tax or other expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by Payor.

(ii) Withholding Taxes. Payor shall exclude and withhold from each payment due under any Note any and all withholding taxes applicable thereto to the extent required by law. Holder (or its successor or permitted assign) hereby agrees to provide to Payor two properly completed and executed copies of the certificates and/or U.S. Treasury Forms (such as Forms W-9, W-8BEN, W-8ECI, W-8IMY, or any successor forms thereto) that are required for Payor to determine whether or to what extent United States federal income withholding taxes apply to payments to Holder (or its successor or permitted assign) hereunder.

9. Subordination. This Note is subject to the terms and conditions of a Subordination/Intercreditor Agreement of even date herewith among the Holders and PNC National Bank.

10. Governing Law. The terms of this Note shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in the Commonwealth of Pennsylvania. Any action against Payor or Holder, including any action for provisional or conservatory measures or action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the City of Pittsburgh in the Commonwealth of Pennsylvania, and each of Payor and Holder irrevocably consents to the jurisdiction and venue in the United States District Court for the Western District of Pennsylvania and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each of Payor and Holder irrevocably consents to jurisdiction and venue in any appellate courts located in the Commonwealth of Pennsylvania and in the courts hearing appeals therefrom. Each of Payor and Holder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Note, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Note, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Note, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which such person is entitled pursuant to the final judgment of any court having jurisdiction. Each of Payor and Holder expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the Commonwealth of Pennsylvania and of the United States of America. EACH OF PAYOR AND HOLDER HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of Payor and Holder; provided that no such amendment or waiver shall, without the consent of Holder: (a) extend the fixed maturity of this Note; (b) reduce the rate or extend the time for payment of interest on this Note; (c) reduce the principal amount of this Note; (d) reduce any amount payable on repurchase of this Note; (e) impair the right of Holder to institute suit for the payment of this Note; (f) make the principal of this Note or interest on this Note payable in any coin or currency other than that provided in this Note; (g) change the obligation of Payor to repurchase this Note upon a Designated Event in a manner adverse to Holder; or (h) affect the right of Holder to convert this Note.

12. Assignment. This Note shall bind Payor and Holder and their respective successors and permitted assigns. The obligations of Payor under this Note shall not be sold, assigned, encumbered or otherwise disposed of or transferred (whether for or without consideration, whether voluntarily or involuntarily or by operation of law, except in accordance with Section 7(a)) without the prior written consent of Holder. This Note may be sold, assigned, encumbered, conveyed or otherwise disposed of or transferred (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), in whole or in part in integral multiples of $100,000, by Holder without the consent of Payor; provided, however, that (i) Holder shall provide Payor with written notice of any such sale, assignment, encumbrance, conveyance, disposal or transfer within three (3) business days after its completion, (ii) each transferee or holder of any encumbrance shall expressly agree in writing to be bound by Holder’s obligations under this Note, (iii) any such sale, assignment, conveyance, disposal or transfer shall be effected by physical surrender of this Note and the issuance to the applicable transferee by Payor of a new instrument identical to this Note (other than conforming changes regarding the identity of the Holder and the principal amount of the Note) and (iv) each transferee or holder of any encumbrance shall provide, as applicable, to Payor prior to such sale, assignment, encumbrance, conveyance, disposal or transfer, as the case may be, its name, address, employer identification number and a completed IRS Form W-9 or equivalent form.

13. Injunctive Relief. Payor agrees that Holder’s remedies at law in the event of any default or threatened default by Payor in the performance of or compliance with any of the terms of this Note are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without Holder having to prove actual damage or post any bond or other security.

14. Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such address set forth on the signature page hereto below such person’s signature, in the Note Register or as otherwise furnished to Payor in writing by Holder.

Whenever the Conversion Rate shall be adjusted pursuant to Section 3 (for purposes of this Section 14, each an “adjustment”), Payor shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of Payor (the “Board”) made any determination hereunder), and the Conversion Rate after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to Holder promptly (and in no event later than five (5) business days) after each event giving rise to an adjustment.

15. Definitions. For the purposes of this Note, the following terms have the following meanings:

(a) “business day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the Commonwealth of Pennsylvania are required or authorized by applicable law or executive order to be closed.

(b) “Change in Control” means the occurrence of one or more of the following events

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding Voting Stock of Payor;

(ii) Payor consolidates with or merges into any other person, any other person merges into Payor, or Payor effects a share exchange, and, in the case of any such transaction, the outstanding Common Stock is reclassified into or exchanged for any other property or securities, unless the stockholders of Payor immediately before such transaction own, directly or indirectly immediately following such transaction, a majority of the combined voting power of the then outstanding Voting Stock of the person resulting from such transaction;

(iii) Payor, or Payor and its subsidiaries taken as a whole, sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the properties or assets of Payor, or of Payor and its subsidiaries taken as a whole, as applicable;

(iv) any time the Continuing Directors do not constitute a majority of the Board (or, if applicable, the board of directors of a successor corporation to Payor); or

(v) Payor undertakes a liquidation, dissolution or winding up.

(c) “Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the Issue Date or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(d) “Conversion Price” means $47.1675.

(e) “Conversion Rate” means .02120, subject to adjustment as provided in Section 3.

(f) “Designated Event” means the occurrence of any of the following:

(i) a Change in Control; or

(ii) a failure of the Common Stock (or other securities into which this Note is then convertible) to continue to be listed on the Nasdaq Global Select Market or any other United States national securities exchange.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

(h) “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property, as determined by the Board acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights.

(i) “Per Share Market Value” means on any particular date (i) the last sale price per share of the Common Stock on such date on the Nasdaq Global Select Market or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed on the Nasdaq Global Select Market or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five (5) Trading Days preceding such date of determination, or (iv) if the Common Stock is not then publicly traded the Fair Market Value of a share of Common Stock; provided , that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

(j) “person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture or other entity of whatever nature.

(k) “Trading Day” means (i) a day on which the Common Stock is traded on the Nasdaq Global Select Market, or (ii) if the Common Stock is not traded on the Nasdaq Global Select Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean any business day.

(l) “Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled to vote in the election of directors.

16. Interpretation. When a reference is made in this Note to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Note unless otherwise indicated. The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Note and will not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Note, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note. All terms defined in this Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Note are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any note, instrument or statute defined or referred to herein or in any note or instrument that is referred to herein means such note, instrument or statute as from time to time amended, modified or supplemented, including (in the case of notes or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Payor and the Holders have participated jointly in the negotiation and drafting of this Note and, in the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as jointly drafted by Payor and Holder and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.

17. Severability. If any provision of this Note or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Payor or Holder. Upon such determination, Payor and Holder shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of Payor and Holder.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, Payor and Holder set forth below have caused this Note to be duly executed as of the date first written above.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:
Name:
Title:

Address: 600 Mayer Street
Bridgeville, Pennsylvania 15017
Attention: General Counsel

ACKNOWLEDGED AND AGREED:

HOLDER:

GORBERT INC.

By:
Name:
Title:

Address: 700 – 1881 Yonge Street
Toronto, Ontario M4S 3C4
Attention: Gordon Dimitrieff, President

Exhibit A

VOLUNTARY CONVERSION NOTICE

TO:	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

Re:	$ Convertible Note dated August 18, 2011, issued by Universal Stainless & Alloy Products, Inc. to Gorbert Inc. (the “Note”)

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

The undersigned registered Holder of the Note hereby exercises the option to convert all of the aggregate outstanding principal amount of and accrued and unpaid interest of the Note held by such Holder, or the portion thereof below designated, in accordance with the terms of Section 2(a) of the Note, and directs that the Conversion Shares issuable and deliverable upon such conversion be issued and delivered to the undersigned registered Holder unless a different name has been indicated below.

Dated:

Dollar Amount of Principal and Accrued Interest to be Converted if Less than All Held by Such Holder:

Name of Registered Holder (please type or print)

Signature of Registered Holder

Fill in the information below for the person in whose name the registration of the Conversion Shares is to be made, if to be made other than in the name of the registered Holder (please type or print):

(Name)

(Street Address)

(City, State and Zip Code)

(Social Security or Other Taxpayer Identification Number)

Exhibit B

ASSIGNMENT

TO:	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

Re:	$ Convertible Note dated August 18, 2011, issued by Universal Stainless & Alloy Products, Inc. to Gorbert Inc. (the “Note”)

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

For value received, the undersigned registered Holder of the Note hereby sell(s), assign(s) and/or transfer(s) to the person designated below the entire principal amount of the Note held by such Holder, or the portion thereof below designated, and hereby irrevocably constitutes and appoints the Secretary or Assistant Secretary of Payor as attorney, with full power of substitution and re-substitution, to transfer such principal amount of the Note on the Note Register.

Dollar Amount of Principal Sold, Assigned and/or

Transferred if Less than All Held by Such Holder:

Fill in the information below for the person to whom such principal amount is to be sold, assigned and/or transferred

(please type or print):

(Name)

(Street Address)

(City, State and Zip Code)

(Social Security or Other Taxpayer Identification Number)

[signature page follows]

In connection with such sale, assignment and/or transfer, the undersigned confirms that such principal amount of the Note is being sold, assigned and/or transferred:

☐	To Payor or any subsidiary thereof; or

☐	To a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended, or another exemption (specify exemption: ); or

☐	Pursuant to a registration statement that has been declared effective under the Securities Act of 1933, as amended, and which continues to be effective at the time of such transfer.

Dated:

Name of Registered Holder (please type or print)

Signature of Registered Holder

[signature page to Convertible Note Assignment]